Exhibit 10.25

OCEANFIRST FINANCIAL CORP.

2011 STOCK INCENTIVE PLAN

STOCK OPTION AWARD AGREEMENT

Name of Recipient:

Number of Shares Subject to this Option

Exercise Price per Share:	$

Type of Option:	Incentive Stock Option Non-Statutory Stock Option

Option Term/Expiration Date:

Payment of Exercise Price:	The Exercise Price may be paid by delivery of any combination of cash, Common Stock or other consideration (to the permitted under the Plan and approved by the Committee) having a Fair Market Value on the exercise date equal to the total Exercise Price, including a cashless exercise arrangement with a qualifying broker-dealer or a constructive stock swap or “net exercise” as specified by the Committee.

Date of Grant:

Vesting Schedule:	This Option may be exercised, in whole or in part, only in accordance with the vesting schedule set forth in Exhibit A to this Option Award Agreement.

Voting:	The Recipient will have voting rights over the Common Stock actually acquired only upon the exercise of the Option and acquisition of the Common Stock.

Distribution:	Shares of Common Stock subject to the Option will be distributed as soon as practicable upon exercise.

Designation of Beneficiary:	A Beneficiary may be designated in writing (subject to such requirements as the Committee may specify in its discretion) to receive, in the event of death, any Award to which the Recipient would be entitled pursuant to the OceanFirst Financial Corp. 2011 Stock Incentive Plan (the “Plan”) under this Option Award Agreement.

Term of Options:	This Option may be exercised during its term in accordance with the Vesting Schedule set forth in Exhibit A and the applicable provisions of the Plan and this Option Award Agreement. In no event may this Option be exercised after the Expiration Date set forth above (the “Expiration Date”).

Effect of termination of employment or service because of:

(a) Death or Disability:	Options which have not yet vested, vest upon termination due to death or Disability. All Options are exercisable for one year after termination, or, if sooner, until the Expiration Date of the Options.

(b) Retirement:	All unexercised Options that are vested as of the date of termination are exercisable for a period of three years following termination, or, if sooner, until the Expiration Date of the Option. All unvested Options are forfeited and the rights to such unvested Options cease upon termination.

(c) Cause:	All unvested Options and all vested Options not yet exercised expire immediately upon termination.

(d) Other Reasons:	Unless otherwise determined by the Committee, all unexercised Options that are vested as of the date of termination are exercisable for a period of three months following termination, or, if sooner, until the Expiration Date of the Option. All unvested Options are forfeited and the rights to such unvested Options cease upon termination.

Non-Transferability:	Options are nontransferable, voluntarily or involuntarily, other than by will or the laws of descent or distribution or pursuant to a qualified domestic relations order as defined by the Code, unless determined otherwise by the Committee. The terms of the Plan and this Option Award Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Recipient.

The Committee hereby grants to the individual named above (“Recipient”) an Option to purchase the number of Shares at the per Share Exercise Price set forth above, subject to the terms and conditions set forth in this Option Award Agreement and in the Plan. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Option Award Agreement, the terms and conditions of the Plan shall prevail.

If designated as an Incentive Stock Option, this Option is intended to qualify as an Incentive Stock Option under Code Section 422. However, if this Option is intended to be an Incentive Stock Option, to the extent that it exceeds the $100,000 rule of Code Section 422(d), it shall be treated as a Non-Statutory Stock Option.

This Option is exercisable by delivery of an exercise notice, in the form attached hereto as Exhibit B (the “Exercise Notice”), which shall state the election to exercise the Option, the number of Shares in respect to which the Option is being exercised, and such other representations and agreements as may be required by the Committee pursuant to the provisions of the Plan. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Shares for which the Option is exercised. The Option shall be deemed to be exercised upon receipt by the Holding Company of the fully executed Exercise Notice accompanied by the aggregate Exercise Price. No Shares will be issued pursuant to the exercise of this Option unless such issuance and exercise complies with applicable laws. The Recipient agrees to make appropriate arrangements with the Holding Company (or parent or subsidiary employing or retaining the Recipient) for satisfaction of any Federal, state, local and foreign income and employment tax withholding requirements applicable to the Option exercise. Recipient acknowledges and agrees that the Holding Company may refuse to honor the exercise and deliver Shares if such withholding amounts are not delivered at the time of exercise.

If Recipient sells or otherwise disposes of any Shares acquired pursuant to an Incentive Stock Option on or before the later of (i) two years after the Date or Grant, or (ii) one year after the date the Option is exercised, the Recipient shall notify the Committee of such disposition within ten (10) days of such sale or disposition.

Neither the Plan nor this Option Award Agreement create any right on the part of any Employee to continue in the employ of OceanFirst Bank, OceanFirst Financial Corp. or any affiliates thereof. Unless otherwise defined herein, all capitalized terms herein shall have the same meaning as those contained in the Plan.

This Option and the Shares acquired pursuant to this Option are subject to forfeiture or “clawback” to the extent required by law or pursuant to such forfeiture or clawback policy as has been or may be adopted by the Holding Company’s Board of Directors from time to time.

The Recipient hereby acknowledges that all decisions, determinations and interpretations of the Board of Directors or the Committee in respect of the Plan and this Option Award Agreement shall be final and conclusive.

The Plan is incorporated herein by reference. The Plan and this Option Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Holding Company and the Recipient with respect to the subject matter hereof, and may not be modified adversely to the Recipient’s interest except by means of a writing signed by the Holding Company and the Recipient. This Option Award Agreement is governed by the internal substantive laws, but not the choice of law rules, of Delaware.

IN WITNESS WHEREOF, OceanFirst Financial Corp. has caused this Option Award Agreement to be executed, and the Recipient has hereunto set his or her hand, as of the      day of         , 20    .

OCEANFIRST FINANCIAL CORP.

By:

RECIPIENT

EXHIBIT A

VESTING CONDITIONS

EXHIBIT B

OCEANFIRST FINANCIAL CORP.

2011 STOCK INCENTIVE PLAN

STOCK OPTION AWARD AGREEMENT

EXERCISE NOTICE

OceanFirst Financial Corp.

[Address]

[Address]

Attention:    [TITLE]

1. Exercise of Option. Effective as of today,                     , the undersigned (“Purchaser”) hereby elects to purchase                     Shares (the “Shares”) of Common Stock of OceanFirst Financial Corp. (the “Holding Company”) under and pursuant to the 2011 Stock Incentive Plan (the “Plan”) and the Stock Option Award Agreement dated                      (the “Option Award Agreement”). The purchase price for the Shares shall be $             as required by the Option Award Agreement.

2. Delivery of Payment. Purchaser herewith delivers to the Holding Company the full purchase price for the Shares.

3. Representations of Purchaser. Purchaser acknowledges that Purchaser has received, read and understood the Plan and the Option Award Agreement and agrees to abide and be bound by their terms and conditions.

4. Rights as Shareholder. Until the issuance (as evidenced by the appropriate entry on the books of the Holding Company or a duly authorized transfer agent of the Holding Company) of the Shares, no right to vote or receive dividends or other rights as a shareholder shall exist with respect to the Shares subject to the Option Award Agreement. The Shares so acquired shall be issued to the Purchaser as soon as practicable after exercise of the Option.

5. Tax Consultation. Purchaser understands that Purchaser may suffer adverse tax consequences as a result of Purchaser’s purchase or disposition of the Shares. Purchaser represents that Purchaser has consulted with any tax consultants deemed advisable in connection with the purchase or disposition of Shares and that Purchaser is not relying on the Holding Company for any tax advice.

6. Entire Agreement; Governing Law. The Plan and Option Award Agreement are incorporated herein by reference. This Exercise Notice, the Plan and the Option Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertaking and agreements of the Holding Company and the Purchaser with respect to the subject matter hereof, and may not be modified adversely to the Purchaser’s interest except by means of a writing signed by the Holding Company and the Purchaser. This Exercise Notice is governed by the internal substantive laws, but not the choice of law rules, of New Jersey.

Submitted by:

PURCHASER

Signature

Print Name

Accepted by:

OCEANFIRST FINANCIAL CORP.

By

Date Received